PSYOP, INC. ANNOUNCES 2007 YEAR END FINANCIAL RESULTS

New York, NY (May 13, 2008) - Psyop, Inc. and Psyop Services, LLC (collectively “Psyop”), an award-winning provider of design based 3D animation, innovative visual effects and digital content for the advertising market, today reported financial results for the year ended December 31, 2007.

Psyop and Fortissimo Acquisition Corp. ("Fortissimo") (OTCBB: FSMO) are parties to an agreement regarding a proposed business combination that was announced on January 15, 2008. Additional information regarding the parties and the transaction may be found in the Form 8-K filed by Fortissimo with the Securities and Exchange Commission (“SEC”) on January 15, 2008, in the preliminary proxy statement expected to be filed by Fortissimo with the SEC later today and in other filings made by Fortissimo with the SEC.

Full Year 2007 Financial Performance as Compared to Full Year 2006

•	Net revenue rose $9.6 million or 60% to $25.4 million from $15.8 million in 2006.

•	Operating income rose to $888,035 in 2007 from an operating loss of $(321,302) in 2006.

•	Net income was $532,370, or $37.89 per basic and diluted share, as compared to a net loss of $(307,785), or $(21.91) per basic and diluted share.

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For additional details on Psyop’s financial results and management’s discussion and analysis for the year ended December 31, 2007, please refer to Amendment No.1 to the preliminary proxy statement expected to be filed by Fortissimo with the SEC later today. You may obtain a copy of this document, without charge, at the SEC’s Internet site at http://www.sec.gov.

“Our 2007 financial results for the year demonstrate the continued growth and success of our business. We are more motivated than ever to meet our revenue and profitability objectives, which will further align us with our future shareholders as we continue to execute on our strategic growth plans for 2008 and beyond,” stated Justin Booth-Clibborn, Chief Executive Officer of Psyop.

Recent Business Highlights

•	Named Justin Booth-Clibborn Chief Executive Officer of Psyop. Mr. Booth-Clibborn previously served as Psyop’s Partner and Executive Producer.

•	Announced the appointment of Thomas Boyle as Chief Financial Officer, effective as of April 24, 2008.

•	Created high profile ads for companies such as: Adidas, Coca-Cola, Fanta, Guinness, Orangina, Pepsi and Renault.

•	Won multiple industry awards, including: Cannes Lions (silver), Clio (gold), The Art Directors Club (silver) and International Design (I.D.) Magazine.

“We continue to be pleased with the demand for our work from top tier customers. Recent high profile projects, including the campaign we created for Adidas, airing in China in anticipation of the Beijing Olympics, and our Happiness Factory spot for Coca-Cola, which made it onto TIME Magazine’s Top 10 TV Ads of 2007, position us for continued growth not only in our domestic business but also in our international expansion and branding efforts,” added Mr. Booth-Clibborn. “With our strong pipeline of sought-after projects and the addition of Tom Boyle, our new Chief Financial Officer, we believe we have the right resources in place to help leverage our business model to fuel growth and increase profitability.”

ABOUT PSYOP, INC.

Headquartered in New York City, Psyop, Inc. is an award-winning provider of design based 3D animation, innovative visual effects and digital content for the advertising market. The company produces creative advertisements on behalf of premier brands in a variety of industries, including: food and beverage, sports, automotive, retail and financial services. In addition to its creative production for television advertising, Psyop has recently expanded into producing content for other, growing forms of electronic marketing including short themed branded films, ads shown in movie theaters, in-store and site specific presentations and the Internet. For more information, please visit www.psyop.tv.

On January 15, 2008, Psyop announced that it has signed a definitive agreement pursuant to which the Company will consummate a business combination with Fortissimo Acquisition Corp. (OTCBB: FSMO), a special purpose acquisition company. Additional information on the transaction can be found in the 8-K filed with the SEC on January 15, 2008 and in other filings made by Fortissimo Acquisition Corp. with the SEC since that date. You may obtain a copy of these documents, without charge, at the SEC’s Internet site at http://www.sec.gov.

FORWARD LOOKING STATEMENTS
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Fortissimo, Psyop and their combined business after completion of the proposed acquisition.

Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Fortissimo’s and Psyop’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Several factors could cause actual results to differ from those set forth in the forward-looking statements including the risks detailed in Fortissimo’s filing with the Securities and Exchange Commission, including its reports on Form 10-QSB and Form 10-KSB. The information set forth herein should be read in light of such risks.

--Financial Tables to Follow--

PSYOP, INC. AND AFFILIATES
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
Years ended December 31,	2007	2006

Net sales	$25,357,812	$15,828,334

Cost of sales	20,580,935	12,325,656

Gross profit	4,776,877	3,502,678

Selling, general and administrative expenses	3,888,842	3,823,980

Operating income (loss)	888,035	(321,302)

Other income (expense)
Interest income	20,905	4,116
Interest expense	(61,325)	(80,700)
Other	-	12,319
	(40,420)	(64,265)

Income (loss) before income tax benefit (expense)	847,615	(385,567)

Income tax benefit (expense)	(315,245)	77,782

Net income (loss)	$532,370	$(307,785)

Basic and diluted net income (loss) per common share
Basic and diluted	$37.89	($21.91)

Weighted average common shares outstanding
Basic and diluted	14,050	14,050

PSYOP, INC. AND AFFILIATES
CONSOLIDATED AND COMBINED BALANCE SHEETS
December 31,	2007	2006

ASSETS

Current assets
Cash	$390,796	$229,692
Accounts receivable	2,339,987	1,511,204
Costs and estimated earnings in excess of billings on uncompleted contracts	169,199	663,654
Deferred tax asset	6,000	112,000
Prepaid expenses	113,177	63,331

Total current assets	3,019,159	2,579,881

Property and equipment, net	2,940,640	1,500,853

Other assets	26,699	9,500

Total assets	$5,986,498	$4,090,234

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Bank line of credit	$1,000,000	$-
Bank note payable, current portion	116,054	117,048
Capital lease obligations, current portion	308,922	281,780
Accounts payable and other current liabilities	2,528,794	1,974,438
Billings in excess of costs and estimated earnings on uncompleted contracts	699,902	979,848
Total current liabilities	4,653,672	3,353,114

Long term liabilities
Bank note payable, less current portion	-	120,537
Capital lease obligations, less current portion	463,887	219,126
Deferred income taxes	-	26,000
Total long-term liabilities	463,887	365,663

Commitments and contingencies

Stockholders' equity
Common stock $1.00 par value authorized 24,000 shares; issued and outstanding 12,600 shares in 2007 and 2006 respectively	12,600	12,600
Class B common stock $1.00 par value, authorized 3,000 shares; issued and outstanding 1,450 shares in 2007 and 2006 respectively	1,450	1,450
Capital in excess of par value	257,950	257,950
Loan receivable, stockholder	(8,048)	(13,380)
Retained earnings	645,207	112,837
Accumulated other comprehensive loss	(40,220)	-
Total stockholders' equity	868,939	371,457

Total liabilities and stockholders' equity	$5,986,498	$4,090,234

CONTACT:

Lesley Snyder
The Piacente Group
(212) 481-2050
lesley@thepiacentegroup.com

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